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                                                                     Exhibit 99

NEWS RELEASE
January 5, 1999

Contact:
Integra LifeSciences Corporation
Judy Brenna, Director, Corporate Communications
(609) 936-2398
jbrenna@integra-LS.com

Noon/Russo Communications, Inc.
(212) 696-4455
Meredith Milewicz, Investor, x228
Ernie Knewitz, Media, x204

Healthpoint, Ltd.
Michael Steadman, Vice President, Sales
(817) 900-4011
michael.steadman@healthpointltd.com

            Integra LifeSciences and Healthpoint Reach Agreement for
                       Expansion of Panafil(R) Franchise

Plainsboro, NJ and Fort Worth, TX, January 5, 1999/PR Newswire/ - Integra LifeSciences Corporation (Nasdaq: IART) and Healthpoint, Ltd. of Fort Worth, Texas, today announced that they had signed a series of agreements for the sale of Panafil(R) healing and debriding agent and the marketing of Panafil(R) and Accuzyme(R) debriding agents.

Under the terms of the purchase agreement, Integra has sold its Panafil(R) product line, including the brand name and related equipment, to Healthpoint for $6.4 million in cash. Integra will recognize a gain on the transaction. During a transition period, Integra is entitled to receive the first $3 million of Panafil(R) sales specifically to the podiatry market and certain hospitals with burn centers.

Simultaneous with the sale, Integra and Healthpoint also entered into a series of co-marketing agreements under which Integra will receive sales commissions for marketing Panafil(R) and Accuzyme(R) in the podiatry market and certain hospitals with burn centers. Healthpoint will be responsible for product distribution and coordination, and for sales of both products in all other markets. The companies are also discussing the co-marketing of certain of the other's products to their respective sales call points.

Panafil(R), which Integra acquired in September 1998 with its acquisition of Rystan Company, is a healing and enzymatic debridement agent used to remove necrotic tissue and simultaneously to promote normal healing in acute and chronic wounds, including diabetic ulcers, burns, and postoperative and infected wounds. Panafil's(R) principal customers are doctors of podiatric medicine.

DPT Laboratories, Ltd. of San Antonio, Texas, an associate company of Healthpoint, will become the manufacturer of Panafil(R) after completion of the transition period.

H. Paul Dorman, Chairman and Chief Executive Officer of Healthpoint, stated, "We are pleased to add Panafil(R) to our portfolio of wound and skin care products. The acquisition of Panafil(R) expands our comprehensive wound management system, and Integra provides a strong partner to effectively reach the


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podiatry and burn markets."

"The completion of these agreements is consistent with one of our key strategies to enhance shareholder value," said Stuart M. Essig, Integra President and Chief Executive Officer. "Finding and working with market-leading partners, such as Healthpoint, is essential to our success. This transaction realizes significant cash flow for Integra while allowing us to build on the synergies between the Panafil(R) and Accuzyme(R) brands and our INTEGRA(R) Artificial Skin product in the markets Integra serves. Several of our hospital burn center customers already placed their first order for Panafil(R)."

Integra acquired Rystan from Elan Corporation, plc (NYSE: ELN) in a stock and warrants transaction. Integra will continue to sell Rystan's Derifil(R) product, which had 1998 revenues to Rystan of approximately $700,000, through its marketing partner Numark Corporation. Integra's current plan is to consolidate Rystan's activities in Plainsboro.

Integra develops, manufactures and markets medical devices, implants and biomaterials primarily used in the treatment of burns and skin defects, spinal and cranial disorders, orthopedics and other surgical applications. With approximately 165 employees, Integra's corporate headquarters is located in Plainsboro, NJ, and its Corporate Research Center is located in San Diego, CA. Please feel free to visit the Company's WebSite (http://www.integra-LS.com ).

Healthpoint, Ltd develops, manufactures and markets branded pharmaceuticals, over-the-counter drugs and medical devices, particularly in the areas of wound management, dermatology and infection prevention. Since its inception in 1992, Healthpoint's sales have doubled each of the first five years, with additional promise of outstanding growth as the company positions its new proprietary technologies into several large markets. For more information about Healthpoint, please contact Michael Steadman, Vice President of Sales, at 817-900-4011 or visit Healthpoint's Website (http://www.healthpointltd.com or http://www.healthpoint.com ).

Certain statements made in this press release related to product development and potential therapeutic applications are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may differ materially from those set forth in these statements. In addition, the economic, competitive, governmental, technological and other factors identified in Integra's filings with the Securities and Exchange Commission could affect such results.


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